Exhibit 2.1

FOURTH AMENDMENT AND WAIVER TO
CONTRIBUTION AGREEMENT
THIS FOURTH AMENDMENT AND WAIVER TO CONTRIBUTION AGREEMENT (this “Amendment”) is hereby made and entered into effective as of the 19th day of March, 2018 (“Effective Date”), between Double Eagle Energy Holdco, LLC, a Delaware limited liability company (“Contributor Representative”), as agent and attorney-in-fact following the Closing and Liquidations for each member of DEEP and their successors and assigns (each a “Member”), including Double Eagle Energy Permian Operating LLC, a Delaware limited liability company (“Contributor”), Double Eagle Energy Permian LLC, a Delaware limited liability company (“DEEP”), and Double Eagle Energy Permian Member LLC, a Delaware limited liability company (together with DEEP and Contributor, the “Contributor Parties”, and together with each Member, the “Represented Persons”), Parsley Energy, LLC, a Delaware limited liability company (“Acquiror”), and Parsley Energy, Inc., a Delaware corporation (“Acquiror Parent” and, together with Acquiror, the “Acquiror Parties”).
RECITALS
WHEREAS, the Contributor Parties, the Acquiror Parties and the Contributor Representative entered into that certain Contribution Agreement dated February 7, 2017 (as amended by that certain First Amendment to Contribution Agreement by and among the Parties dated effective as of the 10th day of March 2017, that certain Second Amendment to Contribution Agreement by and among the Parties dated effective as of the 7th day of April 2017, that certain Third Amendment to Contribution Agreement by and among the Parties dated effective as of the 19th day of April 2017, and as further amended hereby, the “Contribution Agreement”); and
WHEREAS, pursuant to Section 12.17 of the Contribution Agreement, Contributor Representative is the designated agent and attorney-in-fact of the Represented Persons, with full power and authority to take any and all actions that Contributor Representative believes are necessary or appropriate, following the Closing and the Liquidations, for and on behalf of the Represented Persons as fully as if each of such Represented Persons was acting on its own behalf, including full power and authority on such Represented Person’s behalf to negotiate, consent to execute and deliver any amendment of the Contribution Agreement.

WHEREAS, Contributor Representative, acting on behalf of each of the Represented Persons, and the Acquiror Parties desire to amend the Contribution Agreement pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
1.Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contribution Agreement.
2.Amendments. The Contribution Agreement is hereby amended as follows:

a.
The phrase “up to the date that is twenty-four (24) months following the Closing Date” in the first sentence of Section 8.5(b) of the Contribution Agreement shall be deleted in its entirety and replaced with the phrase “through April 15, 2019”.

FOURTH AMENDMENT TO CONTRIBUTION AGREEMENT

b.
The reference in Section 8.5(d)(i) of the Contribution Agreement to “the first Business Day after the date that is twelve months following the Closing Date” and the reference in Section 8.5(d)(ii) of the Contribution Agreement to “the date that is 12 months following the date of this Agreement” shall each be revised to say “April 16, 2018”.

3.Ratification of the Contribution Agreement. This Amendment shall constitute (a) an amendment to the Contribution Agreement in accordance with the terms of Section 12.10 of the Contribution Agreement and (b) a waiver of the rights of Acquiror Parties to have the Holdback Period end, or have the distribution of any applicable Indemnity Holdback Units or Indemnity Holdback Cash distributed under Section 8.5(d)(i), on a date that is later than the dates provided in Sections 8.5(a) and 8.5(d) of the Contribution Agreement after giving effect to the amendments contained herein in accordance with the terms of Section 12.7 of the Contribution Agreement, and all of the provisions of the Contribution Agreement (as amended hereby) shall remain in full force and effect.
4.Governing Law. This Amendment and the legal relations between the Contributor Parties, the Acquiror Parties and the Contributor Representative shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.
5.Severability. If any provision of this Amendment, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Amendment shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Contributor Representative (acting on behalf of the Represented Persons) and the Acquiror Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Amendment, as the case may be, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.
6.Entire Agreement. This Amendment and the schedules and annexes attached hereto, which are incorporated herein and made a part of this Amendment, constitute the sole and entire agreement of the Contributor Representative (acting on behalf of the Represented Persons) and the Acquiror Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
7.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
8.Expenses, Fees and Taxes. Each of Contributor Representative (acting on behalf of the Represented Persons) and the Acquiror Parties shall pay its own fees and expenses incident to the negotiation and preparation of this Amendment.
[Remainder of Page Left Intentionally Blank; Signature Page Follows.]

FOURTH AMENDMENT AND WAIVER TO CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, this Amendment has been executed by the Contributor Representative (acting on behalf of the Represented Persons) and the Acquiror Parties, effective as of the Effective Date.

THE REPRESENTED PERSONS (AS DEFINED ABOVE):

By: DOUBLE EAGLE ENERGY HOLDCO LLC, as Contributor Representative and agent and attorney-in-fact for each of such Represented Persons

By:	/s/ John Sellers
Name:	John Sellers
Title:	Co-Chief Executive Officer

SIGNATURE PAGE
FOURTH AMENDMENT AND WAIVER TO CONTRIBUTION AGREEMENT

ACQUIROR:

PARSLEY ENERGY, LLC

By: Parsley Energy, Inc., its managing member
By:	/s/ Michael W. Hinson
Name:	Michael W. Hinson
Title:	Senior Vice President—Corporate Development

ACQUIROR PARENT:

PARSLEY ENERGY, INC.

By:	/s/ Michael W. Hinson
Name:	Michael W. Hinson
Title:	Senior Vice President—Corporate Development

SIGNATURE PAGE
FOURTH AMENDMENT AND WAIVER TO CONTRIBUTION AGREEMENT